Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces New VITOSS® Bioactive Foam Bone Graft Substitute

For Immediate Release

March 4, 2008

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Tuesday, March 4, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, today announced the launch of VITOSS Bioactive Foam as the newest addition to its bone graft substitute product line. VITOSS Bioactive Foam will be immediately available as part of a controlled rollout, with full launch at the beginning of the second quarter.

The VITOSS Bioactive Foam product has the same structure and porosity as Orthovita’s VITOSS Foam product, and both product lines contain Orthovita’s proprietary VITOSS beta-tricalcium phosphate bone graft substitute and Kensey Nash Corporation’s proprietary collagen material. VITOSS Bioactive Foam also contains bioactive glass that induces natural calcium phosphate growth onto the surface of the implant. Antony Koblish, President and Chief Executive Officer of Orthovita, said, “Our in-vivo data indicates that the integration of bioactive glass in VITOSS Bioactive Foam results in more rapid bone repair and healing. We are pleased to offer physicians and their patients a new, enhanced product that combines bioactivity with our market-leading synthetic bone scaffold technology.”

As with Orthovita’s VITOSS Foam products, the VITOSS Bioactive Foam product has the ability to soak and hold its own volume in bone marrow aspirate while retaining these biological fluids in pliable and compression resistant forms. VITOSS Bioactive Foam received 510(k) clearance from the U.S. Food and Drug Administration for use in bone grafting procedures in the spine, pelvis and extremities.

Pursuant to its contract with Kensey Nash Corporation, Orthovita will pay Kensey Nash to manufacture the VITOSS Bioactive Foam product as well as make certain royalty payments to Kensey Nash based on the net sales of such product.

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About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize novel synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other companies in biomaterials.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.